Exhibit 99.1

United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com

United Rentals Announces Third Quarter 2016 Results
Updates 2016 Guidance

STAMFORD, Conn. – October 19, 2016 – United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter 2016. Total revenue was $1.508 billion and rental revenue was $1.322 billion for the third quarter, compared with $1.550 billion and $1.326 billion, respectively, for the same period last year. On a GAAP basis, the company reported third quarter net income of $187 million, or $2.16 per diluted share, compared with $215 million, or $2.25 per diluted share, for the same period last year.

Adjusted EPS1 for the quarter was $2.58 per diluted share, compared with $2.57 per diluted share for the same period last year. Adjusted EBITDA1 was $747 million and adjusted EBITDA margin was 49.5%, reflecting decreases of $33 million and 80 basis points, respectively, from the same period last year.

Third Quarter 2016 Highlights

•
Rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) decreased 0.3% year-over-year. Within rental revenue, owned equipment rental revenue decreased 0.8% year-over-year, reflecting a 1.7% drop in rental rates partially offset by an increase of 2.2% in the volume of equipment on rent.

•	Time utilization increased 30 basis points year-over-year to 70.3%.

•	Rental revenue generated by the company’s Trench Safety and Power & HVAC specialty businesses, combined, increased by 10% year-over-year, primarily on a same store basis.

•	The company’s Pump specialty unit's rental revenue increased by 5% year-over-year driven by strong gains in non oil and gas markets and branch expansion.

•
The company generated $112 million of proceeds from used equipment sales at a GAAP gross margin of 39.3% and an adjusted gross margin of 46.4%, compared with $141 million at a GAAP gross margin of 39.7% and an adjusted gross margin of 44.0% for the same period last year.[2]

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1.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the items noted in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures.

2.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "Our third quarter results played out largely as expected, as volumes benefited from continued growth on the East and West Coasts of the U.S. and the start of numerous large projects. We were also pleased by solid contributions from our specialty businesses and cross-selling initiatives, which helped offset ongoing headwinds in oil and gas markets and Canada."
Kneeland continued, "Based on what we saw through the third quarter, and what we hear from our customers, we remain optimistic about the cycle. We now expect our 2016 rental rates and adjusted EBITDA to track toward the upper end of prior guidance and free cash flow to exceed our prior expectations. This takes into account our plan to invest up to an additional $50 million in fleet to service specific large contract wins. Looking forward, we remain positive about our operating environment and remind investors of the substantial flexibility we have in managing our business for whatever market conditions materialize."

Nine Months 2016 Highlights

•
Within rental revenue[3], owned equipment rental revenue decreased 1.1% year-over-year, reflecting a 2.2% drop in rental rates partially offset by an increase of 2.6% in the volume of equipment on rent, which included the adverse impact from currency.

•	Time utilization increased 40 basis points year-over-year to 67.4%.

•	Rental revenue generated by the company’s Trench Safety and Power & HVAC specialty businesses, combined, increased by 12% year-over-year, primarily on a same store basis.

•	Net income was $413 million, or $4.66 per diluted share, compared with $416 million, or $4.27 per diluted share, for the same period last year.[4]

•	Adjusted EBITDA was $2.010 billion and adjusted EBITDA margin was 47.4%, reflecting decreases of $78 million and 120 basis points, respectively, from the same period last year.

•
The company generated $361 million of proceeds from used equipment sales at a GAAP gross margin of 40.4% and an adjusted gross margin of 47.6%, compared with $381 million at a GAAP gross margin of 43.0% and an adjusted gross margin of 48.0% for the same period last year.

•
The company generated $1.630 billion of net cash provided by operating activities and $846 million of free cash flow[5], compared with $1.557 billion and $508 million, respectively, for the same period last year. Net rental capital expenditures were $784 million, compared with $1.044 billion for the same period last year.

•
The company redeemed all $300 million of its 8 1/4 % Senior Notes and all $750 million of its 7 3/8 % Senior Notes, and issued $750 million of 5 7/8 % Senior Notes. The redeemed notes would have matured in 2020 and 2021, and the issued notes will mature in 2026. The company expects annualized interest savings of approximately $30 million as a result of these actions.

______________

3.	Total rental revenue decreased 0.8% including the adverse impact from currency. Excluding this impact, rental revenue would have decreased 0.3% year-over-year.

4.
GAAP net income and diluted earnings per share for the first nine months 2016 and 2015 include debt extinguishment losses of $22 million, or $0.25 per diluted share, and $75 million, or $0.78 per diluted share, respectively.

5.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

2016 Outlook
The company has updated its full year outlook as follows:

	Prior Outlook	Current Outlook
Total revenue	$5.6 billion to $5.8 billion	$5.65 billion to $5.75 billion
Adjusted EBITDA[6]	$2.65 billion to $2.75 billion	$2.70 billion to $2.75 billion
Decrease in rental rates (year-over-year)	(2.0%) to (3.0%)	(2.1%) to (2.3%)
Time utilization (67.3% in 2015)	Approximately 68.0%	Approximately 67.8%
Net rental capital expenditures after gross purchases	Approximately $650 million to $750 million, after gross purchases of approximately $1.15 billion to $1.25 billion	Approximately $700 million to $750 million, after gross purchases of approximately $1.20 billion to $1.25 billion
Net cash provided by operating activities	$1.6 billion to $1.7 billion	$1.7 billion to $1.8 billion
Free cash flow	$900 million to $1.0 billion	$1.0 billion to $1.1 billion

Free Cash Flow and Fleet Size

For the first nine months of 2016 and 2015, net cash provided by operating activities was $1.630 billion and $1.557 billion, respectively. For the first nine months of 2016, free cash flow was $846 million, after total rental and non-rental gross capital expenditures of $1.210 billion. By comparison, free cash flow for the first nine months of 2015 was $508 million after total rental and non-rental gross capital expenditures of $1.501 billion.
The size of the rental fleet was $9.17 billion of original equipment cost at September 30, 2016, compared with $8.73 billion at December 31, 2015. The age of the rental fleet was 43.7 months on an OEC-weighted basis at September 30, 2016, compared with 43.1 months at December 31, 2015.

Return on Invested Capital (ROIC)

Return on invested capital was 8.3% for the 12 months ended September 30, 2016, a decrease of 70 basis points from the 12 months ended September 30, 2015. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.7

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, October 20, 2016, at 11:00 a.m. Eastern Time. The conference call number is 866-764-6147 (international: 973-935-8698). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1676800.

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6.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

7.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 11.2% for the 12 months ended September 30, 2016, a decrease of 90 basis points from the 12 months ended September 30, 2015.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization, asset impairment charge and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.

Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 890 rental locations in 49 states and every Canadian province. The company’s approximately 12,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,200 classes of equipment for rent with a total original cost of $9.17 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which occurred during the economic downturn and significantly affected our revenues and profitability, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2015, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contacts:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Equipment rentals	$1,322	$1,326	$3,643	$3,671
Sales of rental equipment	112	141	361	381
Sales of new equipment	30	38	96	110
Contractor supplies sales	19	21	60	60
Service and other revenues	25	24	79	72
Total revenues	1,508	1,550	4,239	4,294
Cost of revenues:
Cost of equipment rentals, excluding depreciation	486	470	1,391	1,359
Depreciation of rental equipment	250	249	735	724
Cost of rental equipment sales	68	85	215	217
Cost of new equipment sales	25	31	79	91
Cost of contractor supplies sales	13	15	41	42
Cost of service and other revenues	10	10	32	29
Total cost of revenues	852	860	2,493	2,462
Gross profit	656	690	1,746	1,832
Selling, general and administrative expenses	179	178	533	534
Merger related costs	—	—	—	(26)
Restructuring charge	4	—	8	1
Non-rental depreciation and amortization	61	66	192	202
Operating income	412	446	1,013	1,121
Interest expense, net	110	107	349	460
Other income, net	(1)	(1)	(3)	(10)
Income before provision for income taxes	303	340	667	671
Provision for income taxes	116	125	254	255
Net income	$187	$215	$413	$416
Diluted earnings per share	$2.16	$2.25	$4.66	$4.27

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$297	$179
Accounts receivable, net	929	930
Inventory	72	69
Prepaid expenses and other assets	56	116
Total current assets	1,354	1,294
Rental equipment, net	6,427	6,186
Property and equipment, net	435	445
Goodwill	3,267	3,243
Other intangible assets, net	782	905
Other long-term assets	10	10
Total assets	$12,275	$12,083
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$609	$607
Accounts payable	409	271
Accrued expenses and other liabilities	402	355
Total current liabilities	1,420	1,233
Long-term debt	7,393	7,555
Deferred taxes	1,863	1,765
Other long-term liabilities	60	54
Total liabilities	10,736	10,607
Common stock	1	1
Additional paid-in capital	2,270	2,197
Retained earnings	1,501	1,088
Treasury stock	(2,037)	(1,560)
Accumulated other comprehensive loss	(196)	(250)
Total stockholders’ equity	1,539	1,476
Total liabilities and stockholders’ equity	$12,275	$12,083

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net income	$187	$215	$413	$416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	311	315	927	926
Amortization of deferred financing costs and original issue discounts	3	3	7	8
Gain on sales of rental equipment	(44)	(56)	(146)	(164)
Gain on sales of non-rental equipment	(2)	(2)	(3)	(6)
Stock compensation expense, net	11	12	33	37
Merger related costs	—	—	—	(26)
Restructuring charge	4	—	8	1
Loss on repurchase/redemption of debt securities and amendment of ABL facility	10	—	36	123
Excess tax benefits from share-based payment arrangements	—	(57)	(53)	(57)
Increase in deferred taxes	21	24	90	94
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(61)	(109)	7	(72)
(Increase) decrease in inventory	(1)	3	(3)	—
Decrease in prepaid expenses and other assets	11	20	75	17
(Decrease) increase in accounts payable	(200)	(206)	137	195
Increase in accrued expenses and other liabilities	133	145	102	65
Net cash provided by operating activities	383	307	1,630	1,557
Cash Flows From Investing Activities:
Purchases of rental equipment	(423)	(409)	(1,145)	(1,425)
Purchases of non-rental equipment	(23)	(26)	(65)	(76)
Proceeds from sales of rental equipment	112	141	361	381
Proceeds from sales of non-rental equipment	5	6	12	14
Purchases of other companies, net of cash acquired	(14)	(28)	(28)	(86)
Net cash used in investing activities	(343)	(316)	(865)	(1,192)
Cash Flows From Financing Activities:
Proceeds from debt	1,848	1,546	5,812	7,453
Payments of debt	(1,701)	(1,446)	(6,021)	(7,093)
Payment of contingent consideration	—	—	—	(52)
Payments of financing costs	—	(1)	(12)	(27)
Proceeds from the exercise of common stock options	—	—	—	1
Common stock repurchased	(152)	(166)	(488)	(667)
Excess tax benefits from share-based payment arrangements	—	57	53	57
Net cash used in financing activities	(5)	(10)	(656)	(328)
Effect of foreign exchange rates	(3)	(10)	9	(24)
Net increase (decrease) in cash and cash equivalents	32	(29)	118	13
Cash and cash equivalents at beginning of period	265	200	179	158
Cash and cash equivalents at end of period	$297	$171	$297	$171
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$11	$25	$14	$55
Cash paid for interest	75	51	294	304

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	Change	2016	2015	Change
General Rentals
Reportable segment equipment rentals revenue	$1,097	$1,120	(2.1)%	$3,067	$3,144	(2.4)%
Reportable segment equipment rentals gross profit	469	500	(6.2)%	1,243	1,339	(7.2)%
Reportable segment equipment rentals gross margin	42.8%	44.6%	(180) bps	40.5%	42.6%	(210) bps
Trench, Power and Pump
Reportable segment equipment rentals revenue	$225	$206	9.2%	$576	$527	9.3%
Reportable segment equipment rentals gross profit	117	107	9.3%	274	249	10.0%
Reportable segment equipment rentals gross margin	52.0%	51.9%	10 bps	47.6%	47.2%	40 bps
Total United Rentals
Total equipment rentals revenue	$1,322	$1,326	(0.3)%	$3,643	$3,671	(0.8)%
Total equipment rentals gross profit	586	607	(3.5)%	1,517	1,588	(4.5)%
Total equipment rentals gross margin	44.3%	45.8%	(150) bps	41.6%	43.3%	(170) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Numerator:
Net income available to common stockholders	$187	$215	$413	$416
Denominator:
Denominator for basic earnings per share—weighted-average common shares	85.9	94.2	88.2	96.0
Effect of dilutive securities:
Employee stock options	0.3	0.3	0.3	0.3
4 percent Convertible Senior Notes	—	0.6	—	0.8
Restricted stock units	0.2	0.1	0.1	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	86.4	95.2	88.6	97.3
Diluted earnings per share	$2.16	$2.25	$4.66	$4.27

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Earnings per share - GAAP, as reported	$2.16	$2.25	$4.66	$4.27
After-tax impact of:
Merger related costs (1)	—	—	—	(0.17)
Merger related intangible asset amortization (2)	0.28	0.28	0.85	0.87
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	—	—	—	(0.02)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.05	0.04	0.18	0.12
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	—	—	(0.01)	(0.02)
Restructuring charge (6)	0.02	—	0.05	0.01
Asset impairment charge (7)	—	—	0.02	—
Loss on repurchase/redemption of debt securities and amendment of ABL facility	0.07	—	0.25	0.78
Earnings per share - adjusted	$2.58	$2.57	$6.00	$5.84
Tax rate applied to above adjustments (8)	38.6%	38.0%	38.4%	38.7%

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the nine months ended September 30, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(7)	Reflects write-offs of fixed assets in connection with our restructuring programs.

(8)	The tax rates applied to the adjustments reflect the statutory rates in the applicable entity.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income	$187	$215	$413	$416
Provision for income taxes	116	125	254	255
Interest expense, net	110	107	349	460
Depreciation of rental equipment	250	249	735	724
Non-rental depreciation and amortization	61	66	192	202
EBITDA (A)	$724	$762	$1,943	$2,057
Merger related costs (1)	—	—	—	(26)
Restructuring charge (2)	4	—	8	1
Stock compensation expense, net (3)	11	12	33	37
Impact of the fair value mark-up of acquired RSC fleet (4)	8	6	26	19
Adjusted EBITDA (B)	$747	$780	$2,010	$2,088

A) Our EBITDA margin was 48.0% and 49.2% for the three months ended September 30, 2016 and 2015, respectively, and 45.8% and 47.9% for the nine months ended September 30, 2016 and 2015, respectively.
B) Our adjusted EBITDA margin was 49.5% and 50.3% for the three months ended September 30, 2016 and 2015, respectively, and 47.4% and 48.6% for the nine months ended September 30, 2016 and 2015, respectively.

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the nine months ended September 30, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$383	$307	$1,630	$1,557
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(3)	(7)	(8)
Gain on sales of rental equipment	44	56	146	164
Gain on sales of non-rental equipment	2	2	3	6
Merger related costs (1)	—	—	—	26
Restructuring charge (2)	(4)	—	(8)	(1)
Stock compensation expense, net (3)	(11)	(12)	(33)	(37)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	(10)	—	(36)	(123)
Excess tax benefits from share-based payment arrangements	—	57	53	57
Changes in assets and liabilities	237	279	(113)	57
Cash paid for interest	75	51	294	304
Cash paid for income taxes, net	11	25	14	55
EBITDA	$724	$762	$1,943	$2,057
Add back:
Merger related costs (1)	—	—	—	(26)
Restructuring charge (2)	4	—	8	1
Stock compensation expense, net (3)	11	12	33	37
Impact of the fair value mark-up of acquired RSC fleet (4)	8	6	26	19
Adjusted EBITDA	$747	$780	$2,010	$2,088

(1)
Reflects transaction costs associated with the April 2014 National Pump acquisition. The income for the nine months ended September 30, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$383	$307	$1,630	$1,557
Purchases of rental equipment	(423)	(409)	(1,145)	(1,425)
Purchases of non-rental equipment	(23)	(26)	(65)	(76)
Proceeds from sales of rental equipment	112	141	361	381
Proceeds from sales of non-rental equipment	5	6	12	14
Excess tax benefits from share-based payment arrangements (1)	—	57	53	57
Free cash flow	$54	$76	$846	$508

(1)
The excess tax benefits from share-based payment arrangements result from stock-based compensation windfall deductions in excess of the amounts reported for financial reporting purposes, and are reported as financing cash flows. We added the excess tax benefits back to our calculation of free cash flow to generally classify cash flows from income taxes as operating cash flows. However, these excess tax benefits did not impact free cash flow for the periods presented, as they do not result in increased cash flows until the associated income taxes are settled.

The table below provides a reconciliation between 2016 forecasted net cash provided by operating activities and free cash flow:

Net cash provided by operating activities	$1,700- $1,800
Purchases of rental equipment	$(1,200)-$(1,250)
Proceeds from sales of rental equipment	$500-$550
Free cash flow *	$1,000- $1,100

* Forecasted free cash flow also includes purchases of non-rental equipment, proceeds from sales of non-rental equipment and excess tax benefits from share-based payment arrangements, which are not expected, in the aggregate, to have a material impact on free cash flow.